Exhibit 99.1

Feutune Light Acquisition Corporation Announces Results of the Special

Meeting of the Stockholders and Intention to Extend the Deadline for an

Initial Business Combination

Metuchen, NJ, June 16, 2023 (GLOBE NEWSWIRE) -- Feutune Light Acquisition Corporation (NASDAQ: FLFV) (the “Company”), a blank check company incorporated as a Delaware corporation, today announced it held a special meeting of the stockholders (the “Special Meeting”) and obtained the stockholders’ approval for the proposals.

At the Special Meeting, the stockholders of the Company approved to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to allow the Company until June 21, 2023 to consummate an initial business combination and may elect to extend the period to consummate an initial business combination up to nine times, each by an additional one-month period, for a total of up to nine months to March 21, 2024, by depositing to the Company’s trust account (the “Trust Account”) the lesser of (i) $100,000 for all public shares and (ii) $0.04 for each public share for each one-month extension (each such deposit, a “Monthly Extension Payment”).

Pursuant to the Company’s certificate of amendment to the Charter to be filed on June 19, 2023, the Company may extend on monthly basis from June 21, 2023 until March 21, 2024 or such an earlier date as may be determined by its board to complete a business combination by depositing the Monthly Extension Payment for each month into the Trust Account.

The Company intends to extend the deadline that it must complete its initial business combination from June 21, 2023 to July 21, 2023 and will cause the Sponsor or its designee to deposit an aggregate of $100,000 into the Trust Account.

About Feutune Light Acquisition Corporation

Feutune Light Acquisition Corporation is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is actively searching and identifying suitable business combination targets but has not selected any business combination target. The company’s efforts to identify a prospective target business are not be limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that is based in or have the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 31, 2023. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Feutune Light Acquisition Corporation

Yuanmei Ma
Chief Financial Officer
48 Bridge Street, Building A
Metuchen, New Jersey 08840
(909)-214-2482